EXHIBIT 99.1

Frequency Electronics, Inc. Announces Second Quarter Fiscal Year 2016 Results

MITCHEL FIELD, N.Y., Dec. 8, 2015 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (NASDAQ:FEIM) reported revenues for the second quarter of fiscal 2016, which ended October 31, 2015, of $16.0 million compared to $19.2 million recorded in the second quarter of fiscal 2015. Revenues for the first six months of fiscal 2016 were $32.7 million compared to $39.0 million recorded in the same period of the prior year.

Operating profit for the quarter ended October 31, 2015, was $48,000 compared to $1.8 million in the second quarter of the prior year. Operating profit for the first six months of fiscal year 2016 was $1.0 million compared to $2.7 million in the first half of fiscal year 2015. The provision for income taxes for the second quarter exceeded pre-tax profit resulting in a net loss of $69,000 or $(0.01) per share compared to $1.3 million or $0.15 per diluted share for the second quarter of the prior year.  For the year to date, net income was $822,000 or $0.09 per diluted share compared to the prior year's $2.0 million or $0.23 per diluted share.

Commenting on these results, Chairman of the Board General Joseph Franklin said: "Due to the postponement and rescheduling of production for $35 million of major satellite programs, which we reported in our press release of September 10, 2015, revenues from satellite payloads for the first six months of this year were approximately $19 million, down by approximately $5.5 million from the same period last year. Based on present scheduling of satellite payload programs we anticipate this recent trend will not continue beyond our current third quarter ending next month, January 2016."

"We expect an upturn with significant additional bookings in our next fiscal quarter ending April 2016. Sales for non-space U.S. Government and DOD end-use rose over 40% year-over-year, largely offsetting declines in revenues from commercial network infrastructure and FEI-Asia.  However, in the aggregate, as a result of lower revenues already recorded so far this year, we anticipate fiscal 2016 revenues will not reach the levels achieved in fiscal 2015."

"Looking ahead we have a robust pipeline for new contracts and additions to existing contracts which we expect to be released before April 30, 2016. Our new and legacy products provide a well-defined path for internal growth of revenues and profitability. We also remain focused on opportunities to accelerate the realization of that growth through Merger and Acquisition."

Fiscal 2016 Selected Financial Metrics and Other Items:

- For the six months ended October 31, 2015, satellite payload revenues accounted for just under 60% of consolidated revenues.

- As a percentage of total satellite payload revenues for the six month period, U.S. Government satellite revenues rose to 70% compared to 45% last year.  Commercial satellite revenues were 30% in fiscal year 2016 versus 55% in the prior year.

- For the six months ended October 31, 2015, total sales for U.S. Government/DOD end-use, including revenues on U.S. Government satellite programs, exceeded 60% of consolidated revenues.

- For the six months ended October 31, 2015, revenues related to secure communications on GPS-dependent systems rose for the period and are reflected in the 30% year-over-year revenue increase at FEI-Zyfer. We expect significant additional contract awards and revenue growth for this segment this year.

- Gross margin rates for the six months ended October 31, 2015, were 33.6% compared to 31.7% last year. During this year we have taken steps to mitigate the effect on profitability during a period of reduced revenues.

- During the fiscal 2016 period, S, G & A expenses remained flat while internal research and development spending increased by 17% compared to fiscal 2015.

- Following the end of the second quarter, the Company collected over $9 million of receivables contributing significantly to its cash flow for the fiscal year to-date.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Tuesday, December 8, 2015, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through January 8, 2016. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Conference ID #: 13626586.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications.  Frequency's products are used in satellite payloads and in other commercial, government and military systems including C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, energy exploration and wireline and wireless communication networks.  Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs.  The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 46 GHz, for space and other challenging environments."

Subsidiaries and Affiliates: Gillam-FEI provides expertise in network synchronization and monitoring; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing capabilities; FEI-Elcom Tech provides added resources for state-of-the-art RF microwave products.  Frequency's Morion affiliate supplies high-quality, cost effective oscillators and components.  Additional information is available on the Company's website: www.frequencyelectronics.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations

	Six Months ended		Quarter Ended
	October 31,		October 31,
	2015	2014	2015	2014
	(unaudited)
	(in thousands except per share data)
Revenues	$32,684	$38,983	$16,003	$19,243
Cost of Revenues	21,686	26,644	10,779	12,569
Gross Margin	10,998	12,339	5,224	6,674
Selling and Administrative	6,916	6,970	3,230	3,472
Research and Development	3,093	2,645	1,946	1,406
Operating Profit	989	2,724	48	1,796
Interest and Other, Net	713	534	63	153
Income before Income Taxes	1,702	3,258	111	1,949
Income Tax Provision	880	1,250	180	660
Net Income (Loss)	$822	$2,008	$(69)	$1,289

Net Income (Loss) per Share:
Basic	$0.09	$0.23	$(0.01)	$0.15
Diluted	$0.09	$0.23	$(0.01)	$0.15
Average Shares Outstanding
Basic	8,716	8,589	8,725	8,598
Diluted	8,959	8,860	8,725	8,877

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	October 31,	April 30,
	2015	2015
	(unaudited)	(audited)
	(in thousands)
ASSETS
Cash & Marketable Securities	$14,309	$18,408
Accounts Receivable	12,522	9,689
Costs and Estimated Earnings in Excess of Billings, net	13,730	12,929
Inventories	38,822	38,239
Other Current Assets	4,531	4,334
Property, Plant & Equipment	12,751	12,686
Other Assets	22,156	21,540
	$118,821	$117,825

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$7,092	$8,350
Long-term debt	6,000	6,000
Other Long-term Obligations	11,938	11,665
Stockholders' Equity	93,791	91,810
	$118,821	$117,825
CONTACT: Alan Miller, CFO, or General Joseph P. Franklin, Chairman:
         TELEPHONE: (516) 794-4500   WEBSITE: www.frequencyelectronics.com